35 CambridgePark Drive, 4th Floor

Cambridge, MA 02140

www.syros.com

CONFIDNTIAL

October 16, 2023

Eric R. Olson, Ph.D.

By Electronic Mail

Re: Separation Agreement

Dear Eric:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Syros Pharmaceuticals, Inc. (“Syros” or “the Company”). We appreciate your contributions to the Company and wish you the best in your future endeavors.

In order to receive the Severance Benefits below, you must meet the following Severance Conditions: (a) sign and return this Agreement no earlier than the Separation Date and do not revoke this Agreement (as described in Paragraph 6); (b) display professional behavior and perform satisfactory work as requested by the Company to support a transition of your responsibilities through October 16, 2023 (the “Separation Date”); and (c) comply with all other terms of this Agreement. If you do not meet all of the Severance Conditions, you will not receive the Severance Benefits. In addition, if you fail to display professional behavior or perform satisfactory work as requested by the Company, the Company may elect to end your employment before the Separation Date. This Agreement will become effective and enforceable on the eighth day after you sign it without revocation (the “Effective Date”).

1.
Separation Date and Final Pay. The Company will continue to employ you on an at-will basis through the Separation Date. You acknowledge that from and after the Separation Date, you have no authority to, and shall not, represent yourself as an employee or agent of the Company. Regardless of whether you sign this Agreement, you will receive payment on the Separation Date of all wages earned (less applicable taxes and withholdings) through the Separation Date.

2.
Severance Benefits. If you meet the Severance Conditions, then the Company will provide you with the following severance benefits (hereafter, the “Severance Benefits”):

(a)
A lump sum payment in the total amount of $382,200, less required deductions and withholdings, which represents nine (9) months of your current base salary.

(b)
The Company will accelerate the vesting of (a) 33% of the shares underlying the restricted stock unit (RSU) award granted to you on February 15, 2022 (which shares were originally scheduled to vest on March 31, 2025) and (b) 100% of the shares underlying the RSU award granted to you on October 6, 2022 (which shares were originally scheduled to vest as to half of the shares on each of October 31, 2023 and October 31, 2024, respectively).

(c)
The Company will make monthly payments directly to Syros’ insurance carrier(s) to cover the Company’s standard portion of the premiums for your Medical, Dental and Vision insurance coverage during the nine-month period beginning October 17, 2023. Thereafter, if you wish to continue your COBRA coverage, you will

Eric R. Olson, Ph.D.

October 16, 2023

be responsible for paying 100% of the cost. Syros will provide you with information concerning COBRA under separate cover. The Company’s payment of a portion of the COBRA premiums referenced in this paragraph is subject to your timely enrollment in COBRA continuation coverage.

You acknowledge and agree that the Severance Benefits are being provided to you in exchange for your release of claims and other promises in this Agreement, including your meeting the Severance Conditions. You acknowledge and agree that the Severance Benefits are not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice. You also agree that the Severance Benefits to be provided to you are not intended to and do not constitute a severance plan and do not confer a benefit on anyone other than the parties to this Agreement. You further acknowledge that except for the Severance Benefits, and the amounts set forth in Section 1 (which shall be paid to you as set forth above), you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, PTO, vacation pay, holiday pay, or any other form of compensation or benefit, except your vested stock options, if any (for the 90-day period of time during which you may exercise them), all amounts, if any, in your Employee Stock Purchase Plan account, your unreimbursed business expenses which you submit to the Company before the Separation Date in accordance with Syros’ expense reimbursement policies, or as otherwise provided in any Company benefits plan.

3.
Confidentiality and Other Obligations. By signing this Agreement, you expressly acknowledge and agree to the following:

(a) That all keys, documents, records, materials, software, equipment, and any and all other property or materials, whether or not pertaining to confidential information, that have come into your possession or been produced by you in connection with your employment (“Property”) have been and remain the sole property of the Company. You agree to return all Property, and any copies thereof, in your possession (including, without limitation, laptop, cell phone, office keys, supplies, and other materials) to a member of the Human Resources team at the Company on or before the Separation Date.

(b) That the Company’s confidential information and trade secrets—including without limitation processes, nonpublic patent applications, formulas, know-how, data, improvements, inventions, techniques, marketing and sales plans, forecasts, non-public financial information (including non-public financial statements, sales information and budgets), licenses, prices, costs and employee, customer, patient, vendor and business partner information—belong exclusively to the Company, and that the confidential information of the Company or of other organizations with which the Company does business remains their exclusive property. You agree that you will not use or disclose any such confidential information, whether for your benefit or for the benefit of another, and that you will hold and treat such information as confidential information.

Notwithstanding the foregoing, you are hereby advised pursuant to the Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

Eric R. Olson, Ph.D.

October 16, 2023

(c) That you will abide by (i) the terms of the Non-Disclosure, Assignment and Non-Solicitation Agreement attached as Exhibit A (“Restrictive Covenants Agreements”), and (ii) any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.

(d) That all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person or entity (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations, or to government taxing authorities, the Massachusetts Department of Unemployment Assistance, or as otherwise mandated by state or federal law).

(e) That a breach of this Section 3 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company shall entitle the Company to stop providing and/or recover the Severance Benefits.

4.
Unemployment Benefits. As required by law, you are being provided with information about how to file for unemployment benefits. Decisions regarding eligibility for and amounts of unemployment benefits are made by the Department of Unemployment Assistance (DUA), not by Syros. You understand the Company is required to make truthful statements to the DUA in connection with any claim you file for unemployment benefits.

5.
General Release and Waiver of All Claims. You hereby acknowledge and agree that by signing this Agreement and accepting the Severance Benefits and other benefits provided for herein, you are waiving your right to assert any form of legal claim against the Company (as defined in footnote number 1 to this Agreement) of any kind whatsoever from the beginning of time through and including the Effective Date. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (collectively referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company up through and including the Effective Date related to your employment or separation from employment. You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation: (i) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act of 1974, all as amended; (ii) the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Payment of Wages Act, the Massachusetts Privacy Act, the Massachusetts Parental Leave Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Paid Family and Medical Leave Act, and the Massachusetts Sick Leave Act, all as amended; (iii) all common law tort or contract claims including, but not limited to, actions in tort, defamation, and breach of contract; and (iv) all claims under any federal, state or local law, constitution, or regulation, except that this General Release and Waiver of All Claims does not cover claims that cannot be waived as a matter of law.

Eric R. Olson, Ph.D.

October 16, 2023

You agree and acknowledge that you are waiving and releasing any claims for unpaid wages of any type that you may have against the Company under the Massachusetts Payment of Wages Act, M.G.L. c. 149, § 148 et seq.

Notwithstanding the foregoing or any other provision of this Agreement: (i) you are not releasing the Company from any obligation expressly set forth in this Agreement; (ii) your right to file a claim with the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board, or similar state agencies is expressly preserved, provided, however, that if you file such a claim, you waive the right to recover monetary damages and any other relief personal to you in connection with such claim; (iii) you retain the right to participate in any investigation by any government agency charged with enforcement of any law; and (iv) you retain the right to engage in concerted activity protected by Section 7 of the National Labor Relations Act.

Notwithstanding the foregoing, moreover, this General Release and Waiver of Claims does not release the following: (i) any rights to indemnification and defense pursuant to any Company policies, such as its by-laws, or any insurance policy it may hold, as any of the foregoing may be amended in the Company’s sole discretion; (ii) any rights to unemployment compensation benefits, COBRA benefits and Worker’s Compensation benefits; (iii) any rights to vested benefits under any Company Employee Retirement Income Security Act (“ERISA”) plan or any other Company employee welfare benefit plan; or (iv) any rights you have in any vested Company stock options.

6.
OWBPA. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, the Company hereby advises you in writing to consult with legal counsel for the purpose of reviewing the terms of this Agreement, and you are being given the opportunity to do so. Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (OWBPA), which prohibits discrimination on the basis of age. Among other things, the release set forth in Section 5 is intended to release any rights you may have against the Company alleging discrimination on the basis of age under the Age Discrimination in Employment Act (ADEA), the OWBPA and state and local laws. You acknowledge and understand that the release in Section 5 does not cover rights or claims under the ADEA that may arise after the date you sign this Agreement.

Consistent with the provisions of OWBPA, you will have 21 days from the date of this letter to consider and accept the provisions of this Agreement (the “Consideration Period”). You and the Company agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the original 21-day period. Furthermore, you may revoke your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you deliver a written notice of revocation to the Company. To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered in-hand within the seven (7) day period to Lisa Roberts at Syros, 35 CambridgePark Drive, 4th floor, Cambridge, MA 02140. On the eighth day following your execution of this Agreement without your revocation, it will become final and binding on all parties.

Also, consistent with the provisions of the OWBPA and other federal discrimination laws, nothing in the release in Section 5 shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the EEOC, or from participating in any investigation or proceeding conducted by the EEOC. However, the release in Section 5 does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits

Eric R. Olson, Ph.D.

October 16, 2023

provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

By signing this Agreement, you acknowledge and agree that: (i) but for providing this waiver and release, you would not be receiving the Severance Benefits being provided to you under the terms of this Agreement; (ii) you understand the various claims you are entitled to assert under the laws set forth above; (iii) you have read this Agreement carefully and understand all its provisions; and (iv) the Company has advised you to consult with an attorney before signing this Agreement and to the extent that you desired, you availed yourself of this right.

7.
Entire Agreement/Choice of Law/Enforceability/Jury Waiver/Assignability.

(a) This Agreement supersedes any and all other prior oral and/or written agreements and sets forth the entire agreement between you and the Company except for (i) any stock option or restricted stock unit agreement and plan, and (ii) the Restrictive Covenants Agreements, which remain in full force and effect. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

(b) This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

(c) You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement (including without limitation the provisions of the Restrictive Covenants Agreements, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. You also agree that a court in Massachusetts will have personal jurisdiction over you, and you waive any right to raise a defense of lack of personal jurisdiction by such a court.

(d) Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

(e) The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full; except that if your release of claims pursuant to Section 5 is determined to be unenforceable, in whole or in part, the Company will have the option, in its sole discretion, of declaring the entire Agreement null and void and requiring you to repay the Severance Benefits to the Company.

(f) This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns, estate, personal representatives, and heirs, and you specifically acknowledge and agree that the Company maintains the right to assign this Agreement to any of its successors and assigns, and that you shall be fully bound by the terms of this Agreement upon such assignment.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

Eric R. Olson, Ph.D.

October 16, 2023

If you agree with the terms of this Agreement, please return a signed copy to my attention no earlier than the Separation Date, and no later than November 6, 2023. If you have any questions about the matters covered in this letter agreement, please contact me.

Very truly yours,

SYROS PHARMACEUTICALS, INC.

By: /s/ Nancy Simonian

Nancy Simonian

President & Chief Executive Officer

I REPRESENT THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY. IF I CHOSE TO DO SO, I HAVE BEEN ADVISED BY MY COUNSEL OF THE RIGHTS WAIVED HEREIN, AND I HAVE THOROUGHLY DISCUSSED ALL ASPECTS OF THIS AGREEMENT WITH MY ATTORNEY. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT. I HAVE HAD SUFFICIENT TIME TO CONSIDER THE AGREEMENT, INCLUDING THE RELEASES AND WAIVERS, AND I AM VOLUNTARILY AND WILLINGLY SIGNING IT.

ACCEPTED AND AGREED TO:

/s/ Eric R. Olson Dated: October 16, 2023

Eric R. Olson